EXHIBIT 10.2

sallie mae®

January 7, 2021

Kerri Palmer

Dear Kerri:

On behalf of Sallie Mae (the "Company·'), I am pleased to offer you employment in the position of Chief Risk and Compliance Officer. You will report to Jonathan Witter, Chief Executive Officer. Your first day of employment will be on January 19, 2021, contingent upon any notice period required by your current or any prior employer.

Your annualized base salary of $550,000 will be paid bi-weekly. You will also be eligible for our employee benefits package. Your benefits coverage will take effect on the first calendar day of the month following your start date.

Starting in 2021, you will be eligible for an annual target bonus of 125% of your base salary, subject to the terms and conditions of the Company's Executive Management Incentive Plan (MIP). Bonus amounts for the 2021 performance period are paid in the first quarter of 2022; you must be employed with Sallie Mae on the date of payment to be eligible. We will share more information about the bonus plan after your start date.

You will receive an equity grant of $700,000 in February 2021. This award will be subject to the terms and vesting conditions of the Company's 2021 Long-Term Incentive Program. In addition, as part of the annual management review process, starting in 2022, you will be eligible to receive an equity grant based on the full year target level reward for your position which is $550,000. Such awards will be subject to the SLM Corporation 2012 Omnibus Incentive Plan, or similar plan (the "Omnibus Plan") and the Term Sheet(s) granting the award and will be in the form(s) and will have the vesting and other terms commensurate with awards granted to other Sallie Mae executives at that time. Agreements detailing your award, and its vesting terms, will be provided at the time of grant.

Bonnie Rumbold
Chief People Officer
300 Continental Drive
Newark, DE 19713

You will be eligible to participate in the benefit programs provided to Officers of the Company at the Executive Officer level including the SLM Relocation Services policy at the Executive Level, or its successor policy, and the SLM Corporation Severance Plan for Senior Officers and the Change in Control Severance Plan for Senior Officers or their respective successor plans. Other benefits include the Executive Physical Program and the Supplemental 401(k) Savings Plan, in addition to our regular package of employee benefits.

You represent that you have not taken, and agree that you will not take in connection with your employment with the Company, any action that would violate any contractual or other restriction or obligation that is binding on you or any continuing duty you may owe to others, including to your current and any prior employer. If you are not able to make this representation or your representation is false, then the Company reserves the right to terminate your employment for Cause. You acknowledge that in the event of a conflict with any other agreement (whether written or oral) or understanding that you have with the Company, the terms of this letter agreement control and that this letter agreement supersedes any prior discussions regarding your employment with the Company.

This offer is contingent on the Company's standard employment practices, which means that your acceptance of this offer serves as an agreement to participate in Company-required background checks, which include drug screening and fingerprinting, as well as the ability to perform your proposed job duties at the Company without violating the terms of a non-compete or other restrictive covenant with any current or former employer. The Company retains the right to rescind this offer of employment depending on the outcome of these steps, or failure to complete any steps throughout the pre-employment process. As you may know, employment at the Company is at-will and nothing in this offer changes this status.

The Company will withhold all taxes and charges that it is required by law to withhold.

Please indicate your acceptance of our offer by signing and returning this letter to my attention by Monday, January 11, 2021.

300 Continental Dr., Newark, DE 19713

Kerri, we are delighted to have you join Sallie Mae and look forward to working with you. Please call me at 302-584-2511 with any questions you may have or if I can be of further assistance in your upcoming transition.

Sincerely,

Bonnie Rumbold

Bonnie Rumbold
Chief People Officer

Agreed and Signed by:

______________________ Date: 1/7/2021
Kerri Palmer

______________________ Date: 1/7/2021
Jon Witter
Chief Executive Officer

300 Continental Dr., Newark, DE 19713